Exhibit 99.1
Shoulder Innovations Promotes Jon Osborne to Chief Commercial Officer
Grand Rapids, MI – August 10, 2026 – Shoulder Innovations, Inc. (Shoulder Innovations, or the company) (NYSE: SI), a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, today announced the promotion of Jon Osborne to Chief Commercial Officer, effective August 6, 2026. Mr. Osborne, who most recently served as Vice President of Commercial Development, will now have responsibility for all elements of Shoulder Innovations' commercial organization and will work closely with its Customer Experience and Medical Education team to execute the company’s commercial strategy.
“Jon has consistently demonstrated exceptional leadership since joining Shoulder Innovations, and this promotion reflects the impact he’s had on our rapid commercial success as a key architect of our go-to-market strategy,” said Rob Ball, CEO of Shoulder Innovations. “His depth of experience across the orthopedic industry, paired with his keen understanding of our business, strong relationships with our surgeon customers, and proven ability to execute, positions him well to lead our commercial organization as we continue to scale adoption of our broad and increasingly differentiated product portfolio.”
“We’re at an exciting point in our early journey of transforming the shoulder surgical care market for our customers and their patients, and I’m looking forward to building on the strong commercial foundation that the entire Shoulder Innovations team has worked hard to build,” said Jon Osborne. “With this expanded role, my focus will be on further scaling the organization, deepening our surgeon and partner relationships, and ensuring our commercial execution keeps pace with the strength of our innovation engine.”
Prior to joining Shoulder Innovations as Vice President of Commercial Development in September 2023, Mr. Osborne held several positions of increasing responsibility from 2014 to 2023 at Smith & Nephew Inc., most recently as Vice President of Commercial Marketing for the Sports Medicine business in the Americas. In this role, he was responsible for driving growth across a portfolio spanning joint repair, arthroscopic enabling technologies, biologics, and capital equipment, with additional oversight for outpatient and ambulatory surgery center initiatives. Earlier in his career at Smith & Nephew Inc., he also served as an Area Vice President of Sales and as Director of Global Marketing, where he launched products and built distribution across six continents.
Prior to Smith & Nephew, Mr. Osborne worked in sales management, global marketing, and general management from 1998 to 2014 in both domestic and international markets at ArthroCare Corporation, Tornier USA, and Team Surgical, Inc. Mr. Osborne received his Bachelor of Arts in Public Relations from Miami University in Oxford, Ohio, and his Master of Business Administration from the Leeds School of Business at the University of Colorado.
About Shoulder Innovations
Shoulder Innovations is a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, with a current offering of advanced implant systems for shoulder arthroplasty. These systems are a core element of Shoulder Innovations' ecosystem, which is designed to improve core components of shoulder surgical care –

preoperative planning, implant design and procedural efficiency – to benefit each stakeholder in the care chain. Shoulder Innovations' ecosystem is also comprised of enabling technologies, efficient instrument systems, specialized support and surgeon-to-surgeon collaboration. Together, these elements seek to address the long-standing clinical and operational challenges in the shoulder surgical care market by delivering predictable outcomes, procedural simplicity, and efficiency across all sites of care.
Contact
Brian Johnston or Sam Bentzinger
Gilmartin Group LLC
ir@shoulderinnovations.com